                                                                    EXHIBIT 10.1



                               AMENDMENT NO. 1 TO

                                 LOAN AGREEMENT


               This Amendment No. 1 to Loan Agreement ("Amendment") dated as of July 29, 1998, is made by and between anDATAco of California, Inc., a California corporation ("Borrower"), and Wells Fargo Bank, National Association ("Lender").


                                    RECITALS

        This Amendment is made with reference to the following facts:

        A. Borrower is currently indebted to Lender pursuant to the terms and conditions of that certain Loan Agreement between Borrower and Lender dated as of April 30, 1998 (as amended from time to time, the "Loan Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth for such terms in the Loan Agreement.

        B. Subject to the terms and conditions set forth herein, Borrower and Lender have agreed to amend the Loan Agreement as set forth below.


                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and benefits contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower and Lender agree as follows:


        1.  AMENDMENTS OF CREDIT AGREEMENT

               1.1 Section 3.2. Notwithstanding anything to the contrary contained in the second sentence of Section 3.2, during the period commencing August 1, 1998 and ending on the Net Worth Satisfaction Date (as defined below), the fee referred to in the second sentence of Section 3.2 shall be 2.50% and not 2.00%. As used in this Amendment, "Net Worth Satisfaction Date" shall mean the first day of the first fiscal month subsequent to receipt by Lender from Borrower of financial statements pursuant to Section 8.4(b) of the Loan Agreement which indicate that Borrower's Tangible Net Worth exceeds $1,800,000.00, provided, however, that in the event that Borrower's Tangible Net Worth exceeds $1,800,000.00 in the final fiscal month of Borrower's fiscal year, "Net Worth Satisfaction Date" shall mean the first day of the first fiscal month subsequent to receipt by Lender from Borrower of audited financial statements pursuant to Section 8.4(a) of the Loan Agreement indicating such Tangible Net Worth.

               1.2 Section 8.10(a). The table in Section 8.10(a) is amended by replacing the first two entries thereof with the following:

                Period                                       Minimum Tangible Net Worth
                ------                                       --------------------------
July 31, 1998 through October 30, 1998                             $1,000,000.00
October 31, 1998 through January 30, 1999                           1,000,000.00

               1.3 Exhibit B. Exhibit B attached to the Loan Agreement is replaced by Exhibit B attached hereto as Annex 1.


        2.  CONDITIONS PRECEDENT

               The effectiveness of this Amendment and Lender's agreements set forth herein are subject to the satisfaction of each of the following conditions precedent on or before July __, 1998:

               2.1 Documentation. Borrower shall have delivered or caused to be delivered to Lender, at Borrower's sole cost and expense, the following, each of which shall be in form and substance satisfactory to Lender:

                      (a) The executed original of this Amendment, including the Consent of Guarantor attached hereto as Exhibit A;

                      (b) The First Amended and Restated Line of Credit Note dated July 29, 1998 by Borrower in favor of Lender in the form of Annex 1 attached to this Amendment;

                      (c) Such additional agreements, certificates, reports, approvals, instruments, documents, consents and/or reaffirmations as Lender may reasonably request.

               2.2 Amendment Fee. Lender shall have received an amendment fee in the sum of $5,000.00 from Borrower.

               2.3 Representations and Warranties. All of Borrower's representations and warranties contained herein shall be true and correct on and as of the date of execution hereof and no Event of Default shall have occurred and be continuing under the Loan Agreement or any of the other Loan Documents, as modified hereby.

        3.  REPRESENTATIONS AND WARRANTIES

               Borrower makes the following representations and warranties to Lender as of the date hereof, which representations and warranties shall survive the execution, termination or expiration of this Amendment and shall continue in full force and effect until the full and final satisfaction and discharge of all obligations of Borrower to Lender under the Loan Agreement and the other Loan
Documents:

               3.1 Reaffirmation of Prior Representations and Warranties. Borrower hereby reaffirms and restates as of the date hereof, all of the representations and warranties made by Borrower in the Loan Agreement and the other Loan Documents, except to the extent such representations and warranties specifically relate to an earlier date.

               3.2 No Default. After giving effect to this Amendment, no Event of Default has occurred and remains continuing under any of the Loan Documents.

               3.3 Due Execution. The execution, delivery and performance of this Amendment and any instruments, documents or agreements executed in connection herewith are within the powers of Borrower, have been duly authorized by all necessary action, and do not contravene any law or the articles of incorporation or bylaws of Borrower, result in a breach of, or constitute a default under, any contractual restriction, indenture, trust agreement or other instrument or agreement binding upon Borrower.

               3.4 No Further Consent. The execution, delivery and performance of this Amendment and any documents or agreements executed in connection herewith do not require any consent or approval not previously obtained of any stockholder, beneficiary or creditor of Borrower.

               3.5 Binding Agreement. This Amendment, and each of the other instruments, documents and agreements executed in connection herewith constitute the legal, valid and binding obligation of Borrower or other party thereto and are enforceable against Borrower in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws or equitable principles relating to or limiting creditors' rights generally.


        4.  MISCELLANEOUS

               4.1 Recitals Incorporated. The Recitals set forth above are incorporated into and are made a part of this Amendment.

               4.2 Further Assurances. Borrower, at its sole cost and expense, agrees to execute and deliver all documents and instruments and to take all other actions as may be specifically provided for herein and as may be required in order to consummate the purposes of this Amendment. Borrower shall diligently and in good faith pursue the satisfaction of any conditions or contingencies in this Amendment.

               4.3 No Third Parties. Except as specifically provided herein, no third party shall be benefited by any of the provisions of this Amendment; nor shall any such third party have the right to rely in any manner upon any of the terms hereof, and none of the covenants, representations, warranties or agreements herein contained shall run in favor of any third party.

               4.4 Time is of the Essence. Time is of the essence for the performance of all obligations and the satisfaction of all conditions of this Amendment. The parties intend that all time periods specified in this Amendment shall be strictly applied, without any extension (whether or not material) unless specifically agreed to in writing by all parties hereto.

               4.5 Costs and Expenses. In addition to the obligations of Borrower under the Loan Agreement, Borrower agrees to pay all costs and expenses (including without limitation reasonable attorneys' fees) expended or incurred by Lender in connection with the negotiation, documentation and preparation of this Amendment and any other documents executed in connection herewith, and in carrying out the terms of this Amendment, whether incurred before or after the effective date hereof.

               4.6 Integration; Interpretation. The Loan Documents, including this Amendment and the documents, instruments and agreements executed in connection herewith, contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated herein and supersede all prior negotiations, discussions and correspondence. The Loan Documents shall not be modified except by written instrument executed by all parties.

               4.7 Counterparts and Execution. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. However, this Amendment shall not be binding on Lender until all parties have executed it.

               4.8 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

               4.9 Non-Impairment of Loan Documents. On the date all conditions precedent set forth herein are satisfied in full, this Amendment shall be a part of the Loan Agreement. Except as expressly provided in this Amendment or in any other document, instrument or agreement executed by Lender, all provisions of the Loan Documents shall remain in full force and effect, and the Lender shall continue to have all its rights and remedies under the Loan Documents.

               4.10 No Waiver. Nothing herein shall be deemed a waiver by Lender of any Event of Default. No delay or omission of Lender to exercise any right, remedy or power under any of the Loan Documents shall impair such right, remedy or power or be construed to be a waiver of any default or an acquiescence therein, and single or partial exercise of any such right, remedy or power shall not preclude other or further exercise thereof or the exercise of any other right, remedy or power. No waiver of any term, covenant, or condition shall be deemed to waive Lender's right to enforce such term, covenant or condition at any other time.

               4.11 Successors and Assigns. The terms of this Amendment shall be binding upon and inure to the benefit of the successors and assigns of the parties to this Amendment.

               IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first set forth above.


ANDATACO OF CALIFORNIA, INC.,           WELLS FARGO BANK,
a California corporation                   NATIONAL ASSOCIATION



By: /s/ W. DAVID SKYES                   By: /s/ DALE FOSTER
   ------------------------                ----------------------------
                                                   Dale Foster
Title: President                                  Vice President
       --------------------

                                    Exhibit A


                              Consent of Guarantor


               In order to induce Lender to agree to the terms of the Amendment, Guarantor (a) acknowledges receipt of a copy of the Amendment and that certain First Amended and Restated Line of Credit Note dated July 29, 1998 by Borrower in favor of Lender (the "Amended Note"), (b) consents to Borrower entering into the Amendment and the Amended Note and all of the other documents, instruments and agreements now or hereafter executed in connection therewith, (c) agrees that nothing contained in the Amendment or the Amended Note, or in any other document, instrument or agreement executed in connection therewith, shall serve to diminish, alter, amend or affect in any way such Guarantor's obligations under that certain Continuing Guaranty dated as of April 30, 1998 by Guarantor in favor of Lender (the "Guaranty"). Guarantor expressly and knowingly reaffirms its liability under the Guaranty and acknowledges that it has no defense, offset or counterclaim against Lender with respect to the Guaranty.


                                                   "Guarantor"


                                                   ANDATACO, INC.


                                                   By: /s/ W. DAVID SYKES
                                                      --------------------------

                                                   Title: President
                                                          ----------------------

                                    Exhibit B                            Annex 1

                 FIRST AMENDED AND RESTATED LINE OF CREDIT NOTE


$15,000,000                   Pasadena, California

                                                                   July 29, 1998

        FOR VALUE RECEIVED, the undersigned, anDATAco of California, Inc., a California corporation ("Borrower"), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at 245 S. Los Robles Avenue, Suite 600, Pasadena, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Fifteen Million Dollars ($15,000,000), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum equal to the Prime Rate in effect from time to time, provided, however, that during the period commencing August 1, 1998 and ending on the Net Worth Satisfaction Date (as defined in the First Amendment, as defined below), all interest determined in relation to the Prime Rate hereunder shall be computed at a fluctuating rate per annum equal to one half of one percent (.50%) above the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be two and one-half percent (2.5%) above Bank's LIBOR in effect on the first day of the applicable Fixed Rate Term, provided, however, that during the period commencing August 1, 1998 and ending on the Net Worth Satisfaction Date (as defined in the First Amendment, as defined below), interest on each LIBOR option selected hereunder shall be computed at a fixed rate per annum determined by Bank to be three percent (3.0%) above Bank's LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR option selected hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted. This Note amends and restates in its entirety that certain Line of Credit Note dated April 30, 1998 executed and delivered by Borrower to the order of Bank in the original principal amount of up to $15,000,000.00 (the "Prior Note"). Amounts outstanding and committed under the Prior Note shall, upon the effectiveness of this Note be deemed to be outstanding and committed hereunder and evidenced hereby, subject, however, to all terms and conditions hereunder and under the Loan Agreement described below.

A.      DEFINITIONS:

        As used herein, the following terms shall have the meanings set forth after each:

        1. "Business Day" means any day except a Saturday, Sunday or any other day designated as a holiday under Federal or California statute or regulation.

        2. "Fixed Rate Term" means a period commencing on a Business Day and continuing for one (1), two (2), three (3) or six (6) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to Bank's LIBOR; provided however, that (i) no Fixed Rate Term may be selected for a principal amount less than One Million Dollars ($1,000,000); (ii) no Fixed Rate Term shall extend beyond the scheduled maturity date hereof; (iii) no Fixed Rate Term may be selected during the continuance of an Event of Default (as such term is defined in the Loan Agreement described below); and (iv) no more than eight (8) Fixed Rate Terms may be in existence at any time. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

        3. "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

                            Base LIBOR
        LIBOR =   -------------------------------
                  100% - LIBOR Reserve Percentage

        (a) "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

        (b) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

        4. "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office in San Francisco as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

B.      INTEREST:

        1. Payment of Interest. Interest accrued on this Note shall be payable on the first (1st) day of each month, commencing August 1, 1998 and on the last day of each Fixed Rate Term.

        2. Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to Bank's LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or in relation to Bank's LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to Bank's LIBOR for a Fixed Rate Term designated by Borrower. At the time each advance is requested hereunder or Borrower wishes to select the LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying (a) the interest rate option selected by Borrower, (b) the principal amount subject thereto, and (c) if the LIBOR option is selected, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone so long as, with respect to each LIBOR selection, (i) Bank receives written confirmation from Borrower not later than three (3) Business Days after such telephone notice is given, and (ii) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the Fixed Rate Term. For each LIBOR option requested hereunder, Bank will quote the applicable fixed rate to Borrower at approximately 10:00 a.m., California time, on the first day of the Fixed Rate Term. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination by Bank of the applicable fixed rate; provided however, that if Borrower fails to accept any such rate by 11:00 a.m., California time, on the Business Day such quotation is given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR option to be selected on such day. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

        3.      Additional LIBOR Provisions.

        (a) If Bank at any time shall determine that for any reason adequate and reasonable means do not exist for ascertaining Bank's LIBOR, then Bank shall promptly give notice thereof to Borrower. If such notice is given and until such notice has been withdrawn by Bank, then (i) no new LIBOR option may be selected by Borrower, and (ii) any portion of the outstanding principal balance hereof which bears interest determined in relation to Bank's LIBOR, subsequent to the end of the Fixed Rate Term applicable thereto, shall bear interest determined in relation to the Prime Rate.

        (b) If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof (each, a "Change in Law") shall make it unlawful for Bank
(i) to make LIBOR options available hereunder, or (ii) to maintain interest rates based on Bank's LIBOR, then in the former event, any obligation of Bank to make available such unlawful LIBOR options shall immediately be cancelled, and in the latter event, any such unlawful LIBOR-based interest rates then outstanding shall be converted, at Bank's option, so that interest on the portion of the outstanding principal balance subject thereto is determined in relation to the Prime Rate; provided however, that if any such Change in Law shall permit any LIBOR-based interest rates to remain in effect until the expiration of the Fixed Rate Term applicable thereto, then such permitted LIBOR-based interest rates shall continue in effect until the expiration of such Fixed Rate Term. Upon the occurrence of any of the foregoing events, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any fines, fees, charges, penalties or other costs incurred or payable by Bank as a result thereof and which are attributable to any LIBOR options made available to Borrower hereunder, and any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

        (c) If any Change in Law or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority shall:

        (i) subject Bank to any tax, duty or other charge with respect to any LIBOR options, or change the basis of taxation of payments to Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Bank); or

        (ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any office of Bank; or

        (iii)   impose on Bank any other condition;

and the result of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining any LIBOR options hereunder and/or to reduce any amount receivable by Bank in connection therewith, then in any such case, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any additional costs incurred by Bank and/or reductions in amounts received by Bank which are attributable to such LIBOR options. In determining which costs incurred by Bank and/or reductions in amounts received by Bank are attributable to any LIBOR options made available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

        4. Default Interest. During the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to two percent (2%) above the rate of interest from time to time applicable to this Note.

C.      BORROWING AND REPAYMENT:

        1. Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on April 30, 2001.

        2. Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (a) Richard A. Hudzik, W. David Sykes or Harris Ravine, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (b) any person, with respect to advances deposited to the credit of any account of Borrower with the holder, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

        3. Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to Bank's LIBOR, with such payments applied to the oldest Fixed Rate Term first.

        4.      Prepayment.

        (a) Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

        (b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to Bank's LIBOR at any time and in the minimum amount of One Million Dollars ($1,000,000); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

        (i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

        (ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at Bank's LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

        (iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by Bank's LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

D.      EVENTS OF DEFAULT:

        This Note is made pursuant to and is subject to the terms and conditions of that certain Loan Agreement between Borrower and Bank dated as of April 30, 1998, as amended by that certain Amendment No. 1 to Loan Agreement dated as of July 29, 1998 (the "First Amendment"), and as further amended from time to time (the "Loan Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Loan Agreement, shall constitute an "Event of Default" under this Note.

E.      MISCELLANEOUS:

        1. Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to Borrower.

        2. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.


                                      anDATAco of California, Inc.
                                      a California corporation


                                      By: /s/  W. DAVID SYKES
                                         -------------------------------
                                         Name:  W. David Sykes
                                         Title: President



                                      -7-